EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Form S-1/A of Securitas Edgar Filings, Inc., of our report dated February 11, 2010 on our audit of the financial statements of Securitas Edgar Filings, Inc., as of December 31, 2009 & 2008 and the related statements of operations, stockholders’ deficiency and cash flows for the period from inception (October 31, 2005) to December 31, 2009.  We also consent to the reference to our firm under the caption “Experts and Counsel” in Form S-1/A.

Paritz & Company, P.A.

Hackensack, New Jersey

September 30, 2010